Exhibit 10.15

BLADE THERAPEUTICS, INC.

July 18, 2016

Wendye Robbins, M.D.
181 28th Avenue

San Francisco, CA 94121

Dear Wendye:

I am pleased to offer you a full-time position with Blade Therapeutics, Inc. (the “Company”) as the Company’s Chief Executive Officer. Subject to your acceptance of the terms of this letter, your new position shall commence effective as of July 1, 2016 (the “Start Date”), and your prior position as the Company’s interim Chief Executive Officer will terminate as of such date. Capitalized terms used herein that are not otherwise defined shall have the meanings given to such terms in Annex A attached hereto.

If you accept this offer, you will receive an annual salary of $370,000, which will be paid in accordance with the Company’s normal payroll procedures, less applicable withholdings. In addition, you will be eligible for an annual bonus of up to 35% of your annual salary, less applicable withholdings (the “Annual Bonus”). The actual Annual Bonus will be based on the Company’s achievement of certain objectives to be determined by the other members of the Board of Directors of the Company (the “Board”) with your input. Any Annual Bonus earned by you will be paid in accordance with the Company’s standard practices, but no later than two and one half (2 1/2) months after the calendar year in which any such Annual Bonus is earned.

As a Company employee, you will also continue to be eligible to participate in the Company’s employee benefit plans, in accordance with the terms of such plans, as amended by the Company from time to time, subject to any restrictions imposed by applicable law. Please note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this offer the full amount of any applicable taxes and any other customary or required deductions. The Company also reserves its right to modify job titles and salaries from time to time as it deems necessary and in its sole discretion.

In addition, if you accept this offer, it will be recommended at the first meeting of the Board following your Start Date that the Company grant to you an option (the “Option”) to purchase 2,070,843 shares of the Company’s Common Stock, which, together with the aggregate shares of the Company’s Common Stock that you hold or that are subject to any other Company equity security that you hold as of the date of this letter, represents approximately four and one-half percent (4.5%) of the Company’s fully-diluted Common Stock (on an as-converted basis), based on the pro forma capitalization of the Company assuming the closing of both tranches of the Company’s anticipated Series B Preferred Financing. The Option shall have an exercise price per share equal to the fair market value of a share of the Company’s Common Stock on the date of grant, as determined by the Board. 1,302,218 of the shares subject to the Option (the “Immediate Vesting Shares”) shall vest as to 1/48th of the Immediate Vesting Shares on the one (1)-month anniversary of the Start Date, and as to 1/48th of the Immediate Vesting Shares monthly thereafter on the same day of the month as your Start Date (and if there is no corresponding day, the last day of the month), so that the Immediate Vesting Shares will be fully vested and exercisable four (4) years from your Start Date, subject to your continuing service with the Company through each relevant vesting date. Upon the completion of the Milestone Closing (as defined below), the remaining 768,625 of the shares subject to the Option (the “Delayed Vesting Shares”) shall vest as to 1/48th of the Delayed Vesting Shares on the one (1)-month anniversary of the Milestone Closing, and as to 1/48th of the Delayed Vesting Shares monthly thereafter on the same day of the month as the Milestone Closing (and if there is no corresponding day, on the last day of the month), so that the Delayed Vesting Shares will be fully vested and exercisable four (4) years from the date of the Milestone Closing, subject to your continuing service with the Company through each relevant vesting date. In the event that your continuous service ceases prior to the Milestone Closing, then the Delayed Vesting Shares and your right to acquire such shares will immediately terminate. Shares will be subject to early exercise at your discretion. For these purposes, “Milestone Closing” shall refer to the completion of the investment described in, and have such meaning as defined in, the Series B Preferred Stock Purchase Agreement, dated June 8, 2016. Notwithstanding anything herein to the contrary, in the event that, within twelve (12) months following a Change in Control, your continuous employment with the Company is terminated by the Company for reasons other than Cause, death, or Disability (as defined in the Plan) or you resign your employment with the Company for Good Reason, then, subject to the terms of this letter, one hundred percent (100%) of the total number of shares subject to the Option that have not vested shall immediately vest and become exercisable (the “Change in Control Acceleration Benefits”). The Option shall be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and the stock option agreement entered into by you and the Company, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does a grant confer any right to continue vesting or employment.

In addition, if the Company terminates your employment for a reason other than for Cause, death or Disability, or you resign from such employment for Good Reason, then, subject to the terms of this letter, you will be entitled to receive continuing payments of severance pay at a rate equal to your annual salary, as then in effect, for twelve (12) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures (collectively the Severance Benefits”).

Your receipt of the Change in Control Acceleration Benefits or the Severance Benefits, as applicable, will be subject to your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”), provided that such Release becomes effective and irrevocable no later than sixty (60) days following the date your employment terminates (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Except as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, any installment payments that would have been made to you during the sixty (60) day period immediately following your termination of employment but for the preceding sentence will be paid to you on the sixtieth (60th) day following your termination, and the remaining payments will be made as provided in this letter.

Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) at the time of your termination, then the severance and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the twelve (12) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Additionally, any Deferred Payments will be paid on, or, in the case of installments, will commence on the Release Deadline, or, if later, such time as required by the Six Month Delay Rule. Except as required by the Six Month Delay Rule, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this letter. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The Company is excited about your becoming the Chief Executive Officer and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company continues to be for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company acknowledges and consents to your continued work at Stanford University up to three (3) days per month, provided that such work does not conflict with your duties and responsibilities to the Company. It is the Company’s understanding that your agreement with Stanford University will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, except for your work for Stanford University described above, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to continue to abide by the Company’s rules and standards. Specifically, if you have not already done so, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct.

As a condition of your employment, you are also required to continue to comply with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement by and between you and the Company, dated August 7, 2015, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day as Chief Executive Officer under the terms of this letter will be July 1, 2016. This letter, along with any agreements relating to proprietary rights between you and the Company and any equity award agreements between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, the Offer Letter between you and the Company, dated August 1, 2015, and any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and another member of the Board.

We look forward to your favorable reply and to working with you at Blade Therapeutics, Inc.

Sincerely,

BLADE THERAPEUTICS, INC.

By:	/s/ Luke Evnin
Luke Evnin
Chairman

Agreed to and accepted:

WENDYE ROBBINS, M. D.

Signature:

Date:	7/20/2016

Enclosures
Duplicate Original Letter

ANNEX A

DEFINITIONS

“Cause” for Company (or a successor, if appropriate) means the service provider’s repeated failure, in the reasonable judgment of the Board, to substantially perform his or her assigned duties or responsibilities as a service provider as directed or assigned by the Board (other than a failure resulting from the service provider’s disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)) after written notice thereof from the Board to the service provider describing in reasonable detail the service provider’s failure to perform such duties or responsibilities and the service provider having had the opportunity to address the Board, with counsel, regarding such alleged failures and his or her failure to remedy same within 30 days of receiving written notice; (ii) the service provider engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (iii) the service provider’s violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be injurious to the Company or its affiliates; (iv) the service provider’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the service provider and the Company (or any affiliate of the Company); or (v) the service provider being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

“Change of Control” means either: (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (2) a sale of all or substantially all of the assets of the Company.

“Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, position or responsibilities, or the removal of you from such position and responsibilities, either of which results in a material diminution of your authority, duties or responsibilities, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason; (ii) a material reduction in your annual salary (except where there is a reduction applicable to the management team generally); provided, however, that a reduction in your annual salary of ten percent (10%) or less in any one year will not be deemed a material reduction; or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than fifty (50) miles from your then present location or to your home as your primary work location will not be considered a material change in geographic location. Your resignation will not be deemed to be for Good Reason unless you have first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

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